Exhibit 99.1

NEWS RELEASE

Chief Financial Officer Alan Campbell Announces Decision to Retire From Freescale Semiconductor

Company Launches CFO Succession Process

AUSTIN, TX. – January 13, 2014 – Freescale Semiconductor, Ltd. (NYSE:FSL) today announced that it has launched a formal process to identify a successor to Alan Campbell, chief financial officer, who has announced his decision to retire from the company. The company has engaged an executive recruitment firm to assist in the process. Campbell will continue in his role as CFO during the transition.

Campbell joined Motorola in 1979 and became the chief financial officer of its Semiconductor Products Sector in 2000. He guided Freescale through an initial public offering in 2004, the leveraged buyout in 2006 and the second public offering of shares in 2011.

“Although Alan and his contributions to Freescale will be sorely missed, we respect his decision to retire and wish him all the best going forward,” said Gregg Lowe, president and CEO. “Alan left an indelible mark on the company during his tenure here. His tireless efforts in reshaping the company’s cost structure, reducing debt and driving investment in new products have positioned the company for growth and long-term success.”

“I will always cherish my experiences at the company,” said Campbell. “I am proud of the accomplishments we’ve made as a team and am confident in the capabilities of the team to continue driving success.”

Caution Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the chief financial officer transition and other statements that are not historical fact. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Actual results may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of these factors include our ability to conduct an executive search, our ability to identify and attract a successor to the chief financial officer and other risk factors discussed in Freescale Semiconductor, Ltd.’s filings with the Securities and Exchange Commission. We undertake no obligation to update any information contained in this press release.

About Freescale Semiconductor
Freescale Semiconductor (NYSE:FSL) is a global leader in embedded processing solutions, providing industry leading products that are advancing the automotive, consumer, industrial and networking markets. From microprocessors and microcontrollers to sensors, analog integrated circuits and connectivity – our technologies are the foundation for the innovations that make our world greener, safer, healthier and more connected. Some of our key applications and end-markets include automotive safety, hybrid and all-electric vehicles, next generation wireless infrastructure, smart energy management, portable medical devices, consumer appliances and smart mobile devices. The company is based in Austin, Texas, and has design, research and development, manufacturing and sales operations around the world. www.freescale.com

Freescale and the Freescale logo are trademarks of Freescale Semiconductor, Inc. All other product or service names are the property of their respective owners. © Freescale Semiconductor, Inc. 2014.

CONTACTS:
Media:
Jacey Zuniga, 512-895-7398
jacey.zuniga@freescale.com

Investors:
Mitch Haws, 512-895-2454
mitch.haws@freescale.com